AMENDMENT

TO

DISTRIBUTION AGREEMENT

THIS AMENDMENT TO DISTRIBUTION AGREEMENT (the Amendment) is made as of December 1, 2023 between PGIM ETF Trust, a Delaware statutory trust (the Trust), on behalf of each of its series set forth on attached Exhibit A (each referred to as the "Fund") and Prudential Investment Management Services LLC, a Delaware limited liability company (the Distributor).

WHEREAS, the Distributor and the Trust entered into a Distribution Agreement, dated as of February 1, 2018 (as amended, modified and/or supplemented to date, the "Agreement;" all capitalized terms used but not defined herein shall have the meanings set forth in the Agreement); and

WHEREAS, the Distributor and the Trust desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Distributor and the Trust hereby agree as follows:

1.The Agreement is hereby amended as of the date hereof by deleting the existing Exhibit A to the Agreement and replacing it with the Exhibit A attached hereto. Each of the undersigned hereby acknowledges, agrees and confirms that the terms of the Agreement shall apply separately and respectively to each Fund.

2.This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original. This Amendment shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy or telefax of the Amendment shall be acceptable evidence of the existence of the Amendment and the Distributor shall be protected in relying on the photocopy or telefax until the Distributor has received the original of the Agreement.

3.This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

4.This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned parties has executed this Amendment to Distribution Agreement effective as of the date first above written.

PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC

By:	/s/ Scott E. Benjamin
Name:	Scott E. Benjamin
Title	Vice President

PGIM ETF TRUST

(on behalf of its series as listed on Exhibit A)

By:	/s/ Stuart Parker
Name:	Stuart Parker
Title:	President

Exhibit A

PGIM Ultra Short Bond ETF PGIM Active High Yield Bond ETF PGIM Active Aggregate Bond ETF PGIM Total Return Bond ETF PGIM Floating Rate Income ETF PGIM Jennison Focused Growth ETF PGIM Jennison Focused Value ETF PGIM Portfolio Ballast ETF

PGIM AAA CLO ETF

PGIM Short Duration Multi-Sector Bond ETF PGIM Jennison Focused Mid-Cap ETF PGIM Jennison International Opportunities ETF PGIM Jennison Better Future ETF

PGIM Short Duration High Yield ETF

Dated: December 1, 2023.